EXHIBIT 99.1

CDW Reports Second Quarter 2015 Results

Record Second Quarter Net Sales, Adjusted EBITDA and Non-GAAP Net Income Per Share
Completes 100% Acquisition of Kelway

(Dollars in millions, except per share amounts)	Three months ended June 30, 2015	Three months ended June 30, 2014	% Chg.	Six months ended June 30, 2015	Six months ended June 30, 2014	% Chg.
Net Sales	$ 3,314.0	$ 3,106.0	6.7	$ 6,069.2	$ 5,758.3	5.4
Gross Profit	534.5	496.9	7.6	991.0	922.1	7.5
Net Income	108.2	86.6	24.9	162.9	137.5	18.4
Net Income per Diluted Share	$ 0.63	$ 0.50	25.1	$ 0.94	$ 0.80	18.1
Non-GAAP Net Income per Diluted Share[1]	$ 0.81	$ 0.67	20.1	$ 1.37	$ 1.14	19.8
Adjusted EBITDA[1]	$ 268.0	$ 247.1	8.4	$ 478.8	$ 440.8	8.6

[1]Measures used in this release that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

VERNON HILLS, Ill., Aug. 3, 2015 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare, today announced second quarter 2015 results, a cash dividend to be paid in September 2015, and the acquisition of UK-based IT solutions provider Kelway.

"Our strong topline and profitability performance in a challenging market was driven by the combined power of our balanced portfolio of channels and breadth of offerings, including our ability to bring newer, innovative technologies to our customers and the success of our three part strategy for growth," said Thomas E. Richards, chairman and chief executive officer of CDW. "This performance reinforces our confidence in our strategy and capital allocation actions, including today's dividend declaration and purchase of the remaining 65 percent of Kelway."

"Lower interest expense amplified our strong operating results and helped us deliver a 20.1 percent increase in non-GAAP earnings per share in the quarter," said Ann E. Ziegler, CDW's chief financial officer. "Given our outlook for operating earnings, lower interest expense and the impact of the addition of Kelway in the second half of the year, we expect to exceed our non-GAAP earnings per share target of mid-teens growth in 2015."

"We continue to target profitable growth in 2015 and organic growth 200 to 300 basis points above the US IT market," continued Richards. "We remain laser-focused on execution and meeting the needs of our more than 250,000 customers in the US, Canada and now the UK and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve."

CDW also announced that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders of $0.0675 per share. This dividend is 59 percent higher than the cash dividend paid in September 2014 and will be paid on September 10, 2015 to all shareholders of record as of the close of business on August 25, 2015.

In November 2014, CDW purchased a 35 percent minority interest in Kelway, a UK-based IT solutions company. The acquisition of the remaining 65 percent of Kelway accelerates CDW's ability to provide IT solutions to US-based customers with international locations. Kelway serves more than 4,500 customers across the UK. While roughly 90 percent of its sales are derived from the UK, Kelway's cross-border supply chain relationships enable it to meet its UK-based customers' international needs in more than 80 countries. In total, CDW paid $431 million in cash and stock before transaction fees and expenses and will consolidate approximately $80 million of Kelway net debt for its 100 percent interest in the company.

Second Quarter of 2015 Highlights:

Total net sales in the second quarter of 2015 were $3.314 billion, compared to $3.106 billion in the second quarter of 2014, an increase of 6.7 percent. Total net sales growth in constant currency versus second quarter 2014 was 7.2 percent, as Canadian sales were negatively impacted by currency translation. Average daily sales in the second quarter of 2015 were $51.8 million, compared to $48.5 million in the second quarter of 2014. There were 64 selling days in both the second quarters of 2015 and 2014.

  Total Corporate segment net sales in the second quarter of 2015 were $1.761 billion, 6.3 percent higher than the second quarter of 2014. Corporate average daily sales in the second quarter of 2015 were $27.5 million, compared to $25.9 million in the second quarter of 2014. Corporate results reflected a 7 percent sales increase to Medium and Large customers and a 3 percent sales increase to Small Business customers.

  Total Public segment net sales in the second quarter of 2015 were $1.374 billion, 8.1 percent higher than the second quarter of 2014. Public average daily sales in the second quarter of 2015 were $21.5 million, compared to $19.9 million in the second quarter of 2014. Public results were led by a sales increase of almost 23 percent to Government customers. Education sales increased 4 percent and Healthcare sales increased 3 percent.

  Net sales for CDW's Advanced Services business and Canadian operations, combined as "Other" for financial reporting purposes, remained relatively flat at $178.4 million in the second quarter of 2015, compared to $178.2 million in the second quarter of 2014. Mid-teens growth in Advanced Services was offset by a decline in US dollar-denominated Canadian sales. Canadian sales in local currency increased high-single digits.  "Other" average daily sales in the second quarter of 2015 and 2014 were $2.8 million. CDW's Advanced Services business consists of customized engineering services delivered by CDW professional engineers and managed services, including hosting and data center services.

Gross profit for the second quarter of 2015 was $534.5 million, compared to $496.9 million in the second quarter of 2014, representing an increase of 7.6 percent. Gross profit margin was 16.1 percent in the second quarter of 2015, versus 16.0 percent for the same period in 2014, primarily reflecting the benefit from a higher contribution of 100% gross margin revenues, including net service contract revenue and commission revenue and higher vendor partner funding, partially offset by lower product margin.

Total selling and administrative expenses, including advertising expense, were $328.6 million in the second quarter of 2015, compared to $308.7 million in the second quarter of 2014, representing an increase of 6.5 percent. This increase was primarily driven by higher sales compensation which is consistent with the growth in solutions-related sales and gross margin as well as higher marketing and advertising expenses. Coworker count was 7,278 as of June 30, 2015, compared to 7,151 as of June 30, 2014.

Excluding expenses related to non-cash equity and retention compensation, income from equity investments, acquisition and integration expenses and certain other items, Adjusted EBITDA was $268.0 million in the second quarter of 2015, compared to $247.1 million in the second quarter of 2014, representing an increase of 8.4 percent. Second quarter 2015 Adjusted EBITDA margin was 8.1 percent, versus 8.0 percent for the second quarter of 2014.

Interest expense decreased by $10.7 million to $37.8 million for the three months ended June 30, 2015, compared to $48.5 million for the comparable period in 2014, reflecting a lower average interest rate. Long-term debt, net of cash and including current maturities of long-term debt, was $2.8 billion as of June 30, 2015, $32.9 million lower than June 30, 2014.

The effective tax rate for the second quarter of 2015 was 37.1 percent which resulted in a tax expense of $63.9 million compared to a 36.9 percent tax rate and tax expense of $50.6 million in the second quarter of 2014.

Net income was $108.2 million in the second quarter of 2015 versus $86.6 million in the second quarter of 2014. Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses and certain other costs, was $139.0 million in the second quarter of 2015, compared to $115.9 million in the second quarter of 2014, representing an increase of 20.0 percent.

Weighted average fully-diluted shares outstanding were 172.5 million for the quarter ended June 30, 2015 compared to 172.7 million for the quarter ended June 30, 2014. The company repurchased a total of 2.5 million shares for $91.7 million during the second quarter of 2015. Non-GAAP net income per diluted share for the quarter ended June 30, 2015 was $0.81 compared to $0.67 for the quarter ended June 30, 2014, representing an increase of 20.1%.

First Six Months of 2015 Highlights:

Total net sales in the first six months of 2015 were $6.069 billion, compared to $5.758 billion in the first six months of 2014, an increase of 5.4 percent. Total net sales growth in constant currency versus the first six months of 2014 was 6.0 percent, as Canadian sales were negatively impacted by currency translation. Average daily sales for the first six months of 2015 were $47.8 million, compared to $45.3 million for the first six months of 2014, representing a 5.4 percent increase. There were 127 selling days in the first six months of both 2015 and 2014.

Gross profit for the first six months of 2015 was $991.0 million, compared to $922.1 million in the first six months of 2014, representing an increase of 7.5 percent.

Total selling and administrative expenses, including advertising expense, were $633.5 million in the first six months of 2015, compared to $598.1 million in the first six months of 2014, representing an increase of 5.9 percent. Excluding expenses related to non-cash equity and retention compensation, income from equity investments, acquisition and integration costs, certain debt refinancing costs and other items, Adjusted EBITDA was $478.8 million in the first six months of 2015, compared to $440.8 million in the first six months of 2014, representing an increase of 8.6 percent. Adjusted EBITDA margin was 7.9 percent in the first six months of 2015 versus 7.7 percent in the first six months of 2014.

Net income was $162.9 million for the first six months of 2015, up 18.4 percent compared to net income of $137.5 million in the first six months of 2014. Debt extinguishment charges were $24.3 million in the first six months of 2015, compared to $8.0 million for the same period in 2014. Interest expense was $82.6 million for the first six months of 2015, 16.2 percent below interest expense of $98.6 million for the same period in 2014. The effective tax rate for the first six months of 2015 was 37.1 percent versus 36.9 percent for the first six months of 2014.

Non-GAAP net income, which excludes acquisition-related intangible asset amortization, expenses related to non-cash equity compensation, acquisition and integration expenses and certain debt refinancing and other costs, was $236.6 million in the first half of 2015, compared to $197.0 million in the first half of 2014, representing an increase of 20.1 percent driven by stronger operating results and lower interest expense.

Weighted average fully-diluted shares outstanding were 173.0 million for the six months ended June 30, 2015 compared to 172.5 million for the six months ended June 30, 2014. The company repurchased a total of 2.5 million shares for $91.7 million during the first half of 2015. Non-GAAP net income per share for the six months ended June 30, 2015 was $1.37 compared to $1.14 for the six months ended June 30, 2014, representing an increase of 19.8 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, changes in economic conditions; decreases in spending on technology products; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; CDW's dependence on commercial delivery services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; potential acceleration of CDW's deferred cancellation of debt income; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW 's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, Non-GAAP net income per diluted share and Constant currency net sales growth (defined as net sales excluding the impact of foreign exchange from year-over-year comparisons) are non-GAAP financial measures. We believe these measures provide helpful information with respect to the company's operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements and our ability to make dividend payments. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in the company's credit agreements.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare. A Fortune 500 company, CDW was founded in 1984 and employs more than 7,200 coworkers. For the trailing twelve months ended June 30, 2015, the company generated net sales of almost $12.4 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, August 3, 2015 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW's website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Sari Macrie, CFA	Mary Viola
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 968-0743

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change(i)	2015	2014	% Change(ii)

Net sales	$ 3,314.0	$ 3,106.0	6.7%	$ 6,069.2	$ 5,758.3	5.4%
Cost of sales	2,779.5	2,609.1	6.5	5,078.2	4,836.2	5.0

Gross profit	534.5	496.9	7.6	991.0	922.1	7.5

Selling and administrative expenses	290.6	273.9	6.1	566.1	534.8	5.8
Advertising expense	38.0	34.8	9.4	67.4	63.3	6.5

Income from operations	205.9	188.2	9.4	357.5	324.0	10.3

Interest expense, net	(37.8)	(48.5)	(21.9)	(82.6)	(98.6)	(16.2)

Net loss on extinguishments of long-term debt	—	(2.6)	(100.0)	(24.3)	(8.0)	nm*
Other income, net	4.0	0.1	nm*	8.5	0.6	nm*

Income before income taxes	172.1	137.2	25.4	259.1	218.0	18.8

Income tax expense	(63.9)	(50.6)	26.2	(96.2)	(80.5)	19.4

Net income	$ 108.2	$ 86.6	24.9%	$ 162.9	$ 137.5	18.4%

Net income per common share:
Basic	$ 0.63	$ 0.51	24.3%	$ 0.95	$ 0.81	17.3%
Diluted	$ 0.63	$ 0.50	25.1%	$ 0.94	$ 0.80	18.1%

Weighted-average number of common shares outstanding:
Basic	171.0	170.2		171.6	169.9
Diluted	172.5	172.7		173.0	172.5

* Not meaningful

(i) There were 64 selling days for both the three months ended June 30, 2015 and 2014.
(ii) There were 127 selling days for both the six months ended June 30, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

We have included reconciliations of Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and Constant currency net sales growth (defined as net sales excluding the impact of currency translation from year-over-year comparisons) for the three and six months ended June 30, 2015 and 2014 below. Non-GAAP net income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, non-cash equity-based compensation, acquisition and integration costs, and gains and losses from the extinguishment of long-term debt. With respect to Non-GAAP net income per diluted share, the numerator is Non-GAAP net income and the denominator is the weighted average number of shares as adjusted to give effect to dilutive securities. EBITDA is defined as consolidated net income before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, which is a measure defined in our credit agreements, means EBITDA adjusted for certain items which are described in the table below. Adjusted EBITDA margin means Adjusted EBITDA as a percentage of our net sales. Constant currency net sales growth is calculated as net sales on a constant currency basis, which excludes the impact of currency translation on net sales compared to the prior period. Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and Constant currency net sales growth are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures used by the company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. We believe that Non-GAAP net income, Non-GAAP net income per diluted share, Adjusted EBITDA, Adjusted EBITDA margin, and Constant currency net sales growth provide helpful information with respect to our operating performance and cash flows including our ability to meet our future debt service, capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain key covenants and definitions contained in our credit agreements.

NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED SHARE
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change

Net income	$ 108.2	$ 86.6		$ 162.9	$ 137.5
Amortization of intangibles (i)	40.2	40.3		80.5	80.6
Non-cash equity-based compensation	7.5	4.3		12.2	7.6
Net loss on extinguishments of long-term debt	—	2.6		24.3	8.0
Interest expense adjustment related to extinguishments of long-term debt (ii)	—	(0.5)		—	(1.1)
Acquisition and integration costs	1.4	—		1.7	—
Other adjustments (iii)	1.0	0.5		1.6	0.9
Aggregate adjustment for income taxes (iv)	(19.3)	(17.9)		(46.6)	(36.5)
Non-GAAP net income	$ 139.0	$ 115.9	20.0%	$ 236.6	$ 197.0	20.1%

GAAP net income per diluted share	$ 0.63	$ 0.50	25.1%	$ 0.94	$ 0.80	18.1%
Non-GAAP net income per diluted share	$ 0.81	$ 0.67	20.1%	$ 1.37	$ 1.14	19.8%
Shares used in computing GAAP and Non-GAAP net income per diluted share	172.5	172.7		173.0	172.5
(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships and trade names.
(ii) Reflects adjustments to interest expense resulting from debt extinguishments. Represents the difference between interest expense previously recognized under the effective interest method and actual interest paid.
(iii) Primarily includes expenses related to the consolidation of our headquarters and sales locations north of Chicago.
(iv) Based on a normalized effective tax rate of 39.0%.

CDW CORPORATION AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(in millions)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
		% of		% of		% of		% of
		Net		Net		Net		Net
	2015	sales	2014	sales	2015	sales	2014	sales

Net income	$ 108.2		$ 86.6		$ 162.9		$ 137.5
Depreciation and amortization	52.6		52.0		105.1		104.0
Income tax expense	63.9		50.6		96.2		80.5
Interest expense, net	37.8		48.5		82.6		98.6
EBITDA	262.5	7.9%	237.7	7.7%	446.8	7.4%	420.6	7.3%
Adjustments:
Non-cash equity-based compensation	7.5		4.3		12.2		7.6
Net loss on extinguishment of long-term debt	—		2.6		24.3		8.0
Income from equity investments	(4.0)		(0.1)		(8.5)		(0.4)
Acquisition and integration costs	1.4		—		1.7		—
Other adjustments (i)	0.6		2.6		2.3		5.0
Total adjustments	5.5		9.4		32.0		20.2
Adjusted EBITDA	$ 268.0	8.1%	$ 247.1	8.0%	$ 478.8	7.9%	$ 440.8	7.7%
(i) Other adjustments primarily include certain historical retention costs, unusual, non-recurring litigation matters, and expenses related to the consolidation of our headquarters and sales locations north of Chicago.

CDW CORPORATION AND SUBSIDIARIES
CONSTANT CURRENCY NET SALES GROWTH
(in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
Consolidated net sales, as reported	$ 3,314.0	$ 3,106.0	6.7%	$ 6,069.2	$ 5,758.3	5.4%
Currency translation adjustment (i)	—	(15.1)		—	(30.0)
Consolidated net sales, as adjusted	$ 3,314.0	$ 3,090.9	7.2%	$ 6,069.2	$ 5,728.3	6.0%
(i) The currency translation adjustment is the effect of translating the prior year results of foreign subsidiaries at the average rates of exchange applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30,	December 31,	June 30,
	2015	2014	2014
Assets

Current assets:
Cash and cash equivalents	$ 335.7	$ 344.5	$ 227.6
Accounts receivable, net of allowance for doubtful accounts of $6.4, $5.7, and $5.7, respectively	1,712.5	1,561.1	1,526.1
Merchandise inventory	436.2	337.5	449.6
Miscellaneous receivables	188.7	155.6	159.6
Prepaid expenses and other	41.3	54.7	52.4
Total current assets	2,714.4	2,453.4	2,415.3

Property and equipment, net	134.2	137.2	129.8
Equity investments	95.4	86.7	—
Goodwill	2,215.6	2,217.6	2,220.1
Other intangible assets, net	1,089.4	1,168.8	1,247.0
Other assets	2.2	3.2	1.6
Total assets	$ 6,251.2	$ 6,066.9	$ 6,013.8

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable - trade	$ 853.9	$ 704.0	$ 809.9
Accounts payable - inventory financing	373.3	332.1	311.8
Current maturities of long-term debt	15.4	15.4	15.4
Accrued expenses and other liabilities	383.0	416.5	392.3
Total current liabilities	1,625.6	1,468.0	1,529.4

Long-term liabilities:
Debt (i)	3,154.2	3,141.6	3,079.1
Deferred income taxes	428.2	475.0	517.9
Other liabilities	47.4	45.8	42.6
Total long-term liabilities	3,629.8	3,662.4	3,639.6

Total shareholders' equity	995.8	936.5	844.8
Total liabilities and shareholders' equity	$ 6,251.2	$ 6,066.9	$ 6,013.8
(i) As a result of the adoption of Accounting Standards Update 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the balance sheet.

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,
	2015	2014	% Change(i)
Corporate:
Medium / Large	$ 1,492.1	$ 1,395.4	6.9%
Small Business	269.3	260.8	3.3
Total Corporate	$ 1,761.4	$ 1,656.2	6.3%

Public:
Government	$ 385.0	$ 313.1	22.9%
Education	546.1	527.0	3.6
Healthcare	443.1	431.5	2.7
Total Public	$ 1,374.2	$ 1,271.6	8.1%

Other	$ 178.4	$ 178.2	0.1%

Total Net Sales	$ 3,314.0	$ 3,106.0	6.7%
(i) There were 64 selling days for both the three months ended June 30, 2015 and 2014.

	Six Months Ended June 30,
	2015	2014	% Change(i)
Corporate:
Medium / Large	$ 2,805.9	$ 2,670.2	5.1%
Small Business	529.4	491.6	7.7
Total Corporate	$ 3,335.3	$ 3,161.8	5.5%

Public:
Government	$ 673.6	$ 567.3	18.7%
Education	889.7	848.6	4.8
Healthcare	816.8	825.6	(1.1)
Total Public	$ 2,380.1	$ 2,241.5	6.2%

Other	$ 353.8	$ 355.0	(0.4)%

Total Net Sales	$ 6,069.2	$ 5,758.3	5.4%
(i) There were 127 selling days for both the six months ended June 30, 2015 and 2014.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(in millions)
(unaudited)

	June 30,	December 31,	June 30,
	2015	2014	2014

Debt and ABL Revolver Availability
Cash and cash equivalents	$ 335.7	$ 344.5	$ 227.6
Total debt (i)	3,169.6	3,157.0	3,094.5
Senior secured debt	1,505.8	1,513.5	1,846.2
Outstanding borrowings under ABL Revolver	—	—	—
Borrowing base under ABL Revolver (ii)	1,342.2	1,253.4	1,263.0
ABL Revolver availability	888.5	935.6	954.4
Cash plus ABL Revolver availability	1,224.2	1,280.1	1,182.0
Total net leverage ratio (iii)	3.0	3.1	3.4

Working Capital
Days of sales outstanding (DSO) (iv)	41	42	40
Days of supply in inventory (DIO) (iv)	13	13	14
Days of purchases outstanding (DPO) (iv)	(35)	(34)	(35)
Cash conversion cycle (iv)	19	21	19
(i) As a result of the adoption of Accounting Standards Update 2015-03 during the second quarter of 2015, historical periods have been revised to reflect the change in the presentation of deferred financing costs, which are now shown as a reduction of long-term debt, instead of being presented as a separate asset on the balance sheet.
(ii) Amount in effect at period-end.
(iii) Defined as the ratio of total debt at period-end excluding any unamortized discount and/or premium and deferred financing costs, less cash and cash equivalents, to trailing twelve months Adjusted EBITDA.
(iv) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities	$ 99.1	$ 175.9

Payment of accrued charitable contribution related to the MPK Coworker Incentive Plan II	—	(20.9)
Capital expenditures	(22.9)	(21.0)
Other cash flows from investing activities	(0.5)	—
Cash flows from investing activities	(23.4)	(41.9)

Net change in accounts payable - inventory financing	41.2	55.0
Other cash flows from financing activities	(124.3)	(149.7)
Cash flows from financing activities	(83.1)	(94.7)

Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.2
Net (decrease)/increase in cash and cash equivalents	(8.8)	39.5
Cash and cash equivalents - beginning of period	344.5	188.1
Cash and cash equivalents - end of period	$ 335.7	$ 227.6

Supplementary disclosure of cash flow information:
Interest paid	$ (81.3)	$ (99.8)
Taxes paid, net	$ (123.4)	$ (111.9)